Exhibit 10.2

March 16, 2006

Mr. Bruce A. Williamson

79 Wincrest Falls

Cypress, Texas 77429

Re:	Third Amendment to October 18, 2002, Employment Agreement

Dear Bruce:

Reference is made to your October 18, 2002, employment agreement (the “Original Agreement”) with Dynegy Inc. (the “Company”) as amended effective August 17, 2005 and September 15, 2005 (as amended, the “Prior Agreement”). This letter sets forth the Company’s agreement with you with respect to amending the Prior Agreement as set forth in this Third Amendment to the Original Agreement (the “Third Amendment”).

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree to amend the Prior Agreement as follows:

I.

Paragraph 2(c) of the Prior Agreement is hereby amended and restated in its entirety as follows:

“(c) If your employment is terminated during the Term by the Company without cause or by you due to a resignation following ‘constructive termination’ (as defined below) other than in such circumstances as contemplated in Paragraph 2(d), you shall receive, in lieu of the payments and benefits described in Paragraph 3 hereof, severance pay and other benefits under this Agreement which are equal to the severance pay and other benefits that you would have received under the Dynegy Inc. Executive Severance Pay Plan (as Amended on September 15, 2005) (the ‘Executive Plan’) as if you were a participant (holding the title of Chief Executive Officer) in such plan who had satisfied all conditions and requirements to receive severance pay and other benefits thereunder, but disregarding for this purpose any provisions related to stock options. In addition to any severance pay and other benefits for which you are eligible under the Executive Plan you shall be entitled to a lump sum amount equal to the value of the 401(k) Plan matching contribution and Portable Retirement Plan benefit you otherwise would have received through the end of the Term of this Agreement payable no later than March 15th of the calendar year following your termination of employment. Any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to you shall become vested as of your employment termination date.

For purposes of this Agreement, a ‘constructive termination’ shall be deemed to have occurred in the event that (i) your Base Salary as defined in

Paragraph 3(a) is reduced; (ii) the Company materially breaches this Agreement; or (iii) your position is relocated outside of the Houston, Texas metropolitan area. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the General Counsel of the Company by written notice of not less than thirty (30) days, setting forth the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction. Unless you withdraw such notice prior to the expiration of this thirty (30) day period, such resignation shall take effect upon the expiration of thirty (30) days from the date of the delivery of the notice. Any other voluntary resignation by you shall be communicated by thirty (30) days’ advance written notice delivery to the General Counsel of the Company.”

II.

Paragraph 2(d) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(d) If your employment is terminated by the Company without cause, or by you following: a significant diminution in your responsibilities, authority or duties; a reduction in your Base Salary; relocation of your position outside the Houston, Texas metropolitan area; or a material breach of this Agreement by the Company, and such termination occurs within sixty (60) days before or within one year after the effective date of a ‘change in control’ (as defined below), then you shall receive the following items as your sole compensation in lieu of the payments and benefits described in Paragraph 3 hereof: (i) a lump sum cash payment payable no later than March 15th of the calendar year following your termination of employment equal to 2.99 times the greater of (a) your average annual Base Salary and average annual cash bonus amount pursuant to the Company’s Incentive Compensation Plan as described in Paragraph 3(b) for the three calendar years immediately prior to the calendar year of your employment termination date or (b) your annual Base Salary and target annual cash bonus amount under the Company’s Incentive Compensation Plan as described in Paragraph 3(b) for the year in which your employment is terminated; (ii) a lump sum cash payment payable no later than March 15th of the calendar year following your termination of employment in an amount equal to (1) the aggregate annual target opportunity under the Company’s Incentive Compensation Plan and any other applicable short term incentive compensation plans or arrangements in which you participate that could have been earned by you for the fiscal year of the Company during which such termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (2) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date of such termination of employment, and the denominator of which is three hundred sixty-five (365); and (iii) for a period of thirty-six (36) months from your employment termination date, all medical, dental and vision benefits the Company was maintaining for you and your family as of your employment termination date; but the continued medical, dental and vision benefits referenced herein are contingent upon your payment of your respective portion of the premium required for each such benefit. Any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to you shall immediately vest upon a ‘change in control’.

For purposes of this Agreement, ‘change in control’ shall have the same meaning as specified in Section 2.1 of the first amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan (the ‘Executive Plan Second Supplement’).”

The provisions of this Third Amendment, when executed, shall constitute an agreement supplemental to and in amendment of the Prior Agreement, and shall be construed with and as a part of the Prior Agreement. Except as modified and expressly amended by this Third Amendment, the Original Agreement is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

If the foregoing reflects your understanding of the terms amending your Prior Agreement with the Company, please execute this Third Amendment in the space provided below and return a copy to me.

EXECUTIVE

/s/ Bruce A. Williamson
Bruce A. Williamson

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	General Counsel & EVP, Administration

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